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                                                                       EXHIBIT 2

                               Rogers & Wells LLP
                                 200 Park Avenue
                             New York, NY 10166-0153
                            Telephone: (212) 878-8000
                            Facsimile:-(212) 878-8375

                                                   David T. Moldenhauer
                                                   Partner

                                                   DIRECT TELEPHONE 212 878-8384
                                                   DIRECT FACSIMILE
                                                   moldenhd@rw.com

August 17, 1999

Orbitex Group of Funds
410 Park Avenue
18th Floor
New York, NY 10022

American Diversified Funds, Inc.
c/o James B. Rea, Jr.
2305 Donella Circle
Los Angeles, CA 90077

Re: United States Federal Income Tax Consequences of the Reorganization of the American Diversified Funds, Inc.

Ladies and Gentlemen:

You have requested our opinion as to certain United States federal income tax consequences arising out of the transfer by American Diversified Funds, Inc., a Maryland corporation (the "Transferor Fund") of all the assets of the American Diversified Global Value Fund to the Orbitex Growth Fund, a newly formed series of the Orbitex Group of Funds, a Delaware business trust (the "Acquiring Fund") pursuant to the Agreement and Plan of Reorganization, dated as of July 8, 1999 (the "Agreement") by and between the Acquiring Fund and the Transferor Fund (the "Reorganization"). The Acquiring Fund will be treated as a separate corporation under Section 851(g) of the Internal Revenue Code of 1986, as amended (the "Code"), assuming such fund qualifies as a regulated investment company (a "RIC") under Sections 851 through 855 of the Code.

All capitalized terms used herein have the respective meanings as set forth in the Agreement unless otherwise stated.

For purposes of this opinion, we have assumed that on the effective date of the Reorganization (the "Effective Date"), the Transferor Fund will transfer all of its assets to the Acquiring Fund and the Acquiring Fund will assume all of the liabilities of the Transferor Fund, and each Fund Share of the Transferor Fund will be converted into an equivalent number of Class A shares of beneficial interest of

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Orbitex Group of Funds
American Diversified Funds, Inc.
August 17, 1999                                                           Page 3


the Acquiring Fund, and as a result of the Reorganization, each stockholder of the Transferor Fund will be credited with the number of full and fractional shares of the Acquiring Fund having an aggregate net asset value equal to the value of the assets of the Transferor Fund less the liabilities of the Transferor Fund.

In rendering the opinions expressed herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purpose of rendering this opinion, including the Agreement and Form N-14.

As to questions of fact material to this opinion, we have relied upon representations by each of the Acquiring Fund and the Transferor Fund (attached hereto as Exhibit A). In addition, with your approval, where relevant facts were not independently established, we relied upon, among other things, the representations made in the Agreement and Form N-14.

The opinions set forth below are based upon the Code, the regulations promulgated by the Treasury Department, published administrative announcements and rulings of the Internal Revenue Service and court decisions, all as of the date of this letter.

Based on and subject to the foregoing, and such examinations of law as we have deemed necessary, it is our opinion that for United States federal income tax purposes:

      (1) The acquisition by the Acquiring Fund of all the assets of the Transferor Fund and the assumption by the Acquiring Fund of the Transferor Fund's liabilities, followed by the conversion of the Fund Shares of the Transferor Fund into an equivalent number of Acquiring Fund Shares will constitute a reorganization within the meaning of Section 368(a)(1)(F) of the Code, and the Transferor Fund and the Acquiring Fund will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

      (2) No gain or loss will be recognized to the Transferor Fund upon the transfer of all of its assets to the Acquiring Fund and the Acquiring Fund's assumption of the Transferor Fund's liabilities.

      (3) No gain or loss will be recognized by the Acquiring Fund upon receipt of the assets of the Transferor Fund and its assumption of the Transferor Fund's liabilities.

      (4) The stockholders of the Transferor Fund will recognize no gain or loss upon the exchange of the Transferor Fund shares solely for Acquiring Fund shares.

      (5) The basis of the Transferor Fund's assets in the hands of the Acquiring Fund will be the same as the basis of those assets in the hands of the Transferor Fund immediately prior to the Reorganization.

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Orbitex Group of Funds
American Diversified Funds, Inc.
August 17, 1999                                                           Page 4


      (6) The basis of Acquiring Fund shares in the hands of the Transferor Fund stockholders will be the same as their basis in Transferor Fund shares to be exchanged therefor.

      (7) The Acquiring Fund's holding period with respect to the assets received from the Transferor Fund will include the period for which such assets were held by the Transferor Fund.

      (8) The holding period of Acquiring Fund shares to be received by Transferor Fund stockholders will include the period during which Transferor Fund shares to be surrendered in exchange therefor were held, provided such Transferor Fund shares were held as capital assets by those stockholders on the date of the Reorganization.

      (9) The Reorganization will not result in the termination of the Transferor Fund's taxable year and the Transferor Fund's tax attributes enumerated in Section 381(c) of the Code will be taken into account by the Acquiring Fund as if there had been no Reorganization.

      (10) The qualification of each of the Transferor Fund and the Acquiring Fund as a RIC under Sections 851 through 855 of the Code will not be affected as a result of the Reorganization, except that, upon the liquidation and dissolution of the Transferor Fund, it will no longer qualify as a RIC.

The opinion set forth in (10) above is subject to the qualification that we have made no independent investigation with respect to the qualification, as of the date hereof, of the Transferor Fund or the Acquiring Fund as RICs under the Code.

The opinions set forth in this letter represent our conclusions as to the application of United States federal income tax law existing as of the date of this letter to the transactions described herein. We can give no assurance that legislative enactments, administrative changes or court decisions may not be forthcoming that would modify or supersede our opinions.

The opinions contained herein are limited to those matters expressly covered; no opinion is to be implied in respect of any other matter. The opinions set forth herein are as of the date hereof and we disclaim any undertaking to update this letter or otherwise advise you as to any changes of law or fact that may hereinafter be brought to our attention. The opinions set forth herein may not be relied on by any person or entity other than you without our prior written consent.


Very truly yours,

/s/ Rogers & Wells LLP

                                    EXHIBIT A

                              Officers' Certificate

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                                                                          Page 5


In connection with the transfer by American Diversified Funds, Inc., a Maryland corporation (the "Transferor Fund"), of all the assets of the American Diversified Global Value Fund to the Orbitex Growth Fund, a series of the Orbitex Group of Funds, a Delaware business trust (the "Acquiring Fund"), pursuant to the Agreement and Plan of Reorganization, dated as of July 8, 1999 (the "Agreement") by and between the Acquiring Fund and the Transferor Fund (the "Reorganization"), we hereby certify and represent on behalf of each of the Acquiring Fund and Transferor Fund as follows:

      (1) The fair market value of the Acquiring Fund common stock received by each Transferor Fund shareholder will be equal to the fair market value of the Transferor Fund common stock surrendered in the Reorganization.

      (2) There is no plan or intention by the shareholders of the Transferor Fund who own 5 percent or more of the Transferor Fund common stock, and to the best of the knowledge of management of the Transferor Fund, there is no plan or intention on the part of the remaining shareholders of the Transferor Fund to sell, exchange or otherwise dispose of any of the shares of Acquiring Fund common stock received in the Reorganization. For purposes of this representation, shares of Transferor Fund common stock and shares of the corresponding Acquiring Fund's common stock held by the Transfer Fund shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Reorganization will be considered in making this representation, except for shares of the Transferor Fund common stock and shares of the Acquiring Fund common stock that are required to be redeemed by the Transferor Fund or the Acquiring Fund in the ordinary course of its business as an open-end investment company pursuant to
      Section 22(e) of the 1940 Act. There will be no dissenters to the Reorganization, and no cash will be paid to the Transferor Fund shareholders in lieu of fractional shares.

      (3) Immediately following consummation of the Reorganization, each stockholder of the Transferor Fund will be credited with the number of full and fractional Class A shares of the Acquiring Fund having an aggregate net asset value equal to the value of the assets of the Transferor Fund less the liabilities of the Transferor Fund, solely by reason of their ownership of Transferor Fund common stock immediately prior to the Reorganization.

      (4) Except to the extent necessary to comply with its legal obligations to issue Class A shares of its common stock pursuant to Section 22(e) of the 1940 Act, the Acquiring Fund has no plan or intention to issue additional Class A shares of its common stock following the Reorganization.

      (5) Immediately following consummation of the Reorganization, the Acquiring Fund will possess the same assets and liabilities as those possessed by the Transferor Fund immediately prior to the Reorganization.

      (6) At the time of the Reorganization, the Transferor Fund will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire common stock in the Transferor Fund.

      (7) Except to the extent necessary to comply with its legal obligations to reacquire its own Class A shares of its common stock pursuant to Section 22(e) of the 1940 Act, the

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                                                                          Page 6


      Acquiring Fund has no plan or intention to reacquire any Class A shares of its common stock issued in the Reorganization.

      (8) The Acquiring Fund has no plan or intention to sell or otherwise dispose of any of the assets of the Transferor Fund acquired in the Reorganization, except for dispositions made in the ordinary course of business.

      (9) The liabilities of the Transferor Fund assumed by the Acquiring Fund plus the liabilities, if any, to which the transferred assets are subject were incurred by the Transferor Fund in the ordinary course of its business and are associated with the assets transferred.

      (10) Following the Reorganization, the Acquiring Fund will continue the historic business of the Transferor Fund or use a significant portion of the Transferor Fund's historic business assets in a business.

      (11) Each Fund will bear its respective expenses incurred in connection with the Reorganization. The shareholders of the Transferor Fund and the Acquiring Fund will pay their respective expenses, if any, incurred in connection with the Reorganization.

      (12) The Transferor Fund is not under the jurisdiction of a court in a title 11 or similar case within the meaning of section 368(a)(3)(a) of the Internal Revenue Code of 1986, as amended.

      (13) Each of the Acquiring Fund and Transferor Fund has elected to be taxed as a RIC under Section 851 of the Code and, for all their respective taxable periods (including the last short taxable period ending on the Effective Date for the Transferor Fund), has qualified, or in the case of the current taxable period and the last short taxable period ending on the Effective date of the Transferor Fund, will qualify, for the special tax treatment afforded RICs under the Code, and after the Reorganization, the Acquiring Fund intends to continue to so qualify.

All capitalized terms used herein have the respective meanings as set forth in the Agreement unless otherwise stated.

The foregoing representations are based on the assumption that the transactions described in the Agreement and Form N-14 will be effected on substantially the terms therein.

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                                                                          Page 7


In witness whereof, the undersigned have executed this certificate on and as of the 17th day of August, 1999.

                                          ORBITEX GROUP OF FUNDS


                                          By: /s/ James L. Nelson
                                              ----------------------------------
                                          Name:   James L. Nelson
                                          Title:  President and Chief Executive
                                                  Officer

                                          AMERICAN DIVERSIFIED FUNDS, INC.

                                          By: /s/ Keith D. Kemp
                                              ----------------------------------
                                          Name:   Keith D. Kemp
                                          Title:  President